                       SUB-INVESTMENT MANAGEMENT AGREEMENT

                                      AMONG

                      JOHN HANCOCK VARIABLE SERIES TRUST I

                     FEDERATED INVESTMENT MANAGEMENT COMPANY

                                       AND

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                       SUB-INVESTMENT MANAGEMENT AGREEMENT


         AGREEMENT made as of the 1st day of June 2000 by and among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Series"), Federated Investment Management Company, a Delaware business trust ("Federated"), and John Hancock Life Insurance Company, a Massachusetts corporation ("JHLICO").

      WHEREAS, the Series is organized and is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, JHLICO and Federated are each engaged in the business of rendering investment advice under the Investment Advisers Act of 1940, as amended; and

      WHEREAS, the Series is authorized to issue its shares in separate classes, with each such class representing interests in a separate portfolio of securities and other assets; and

      WHEREAS, the Series offers shares in several classes, one of which is designated as the American Leaders Large Cap Value Portfolio (together with all other classes established by the Series, collectively referred to as the "Portfolios"), each of which pursues its investment objectives through separate investment policies;

      WHEREAS, the Series has retained JHLICO to render investment management services to the Series pursuant to an Investment Management Agreement dated as of July 28, 1999, as amended, (the "Investment Management Agreement"), pursuant to which it may contract with Federated as a sub-investment manager as provided for herein; and

      WHEREAS JHLICO and the Series desire to retain Federated to render portfolio management services in the manner and on the terms set forth in this Agreement.

     NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.    APPOINTMENT OF SUB-INVESTMENT MANAGER

      (a) Subject Portfolio. Federated is hereby appointed and Federated hereby
          -----------------
accepts the appointment to act as investment adviser and manager to the American Leaders Large Cap Value Portfolio (the "Subject Portfolio") effective June 1 2000 for the period and on the terms herein set forth, and for the compensation herein provided.

      (b) Additional Subject Portfolios. In the event that the Series and JHLICO
          -----------------------------
desire to retain Federated to render investment advisory services hereunder for any other Portfolio, they shall so notify Federated in writing. If it is willing to render such services, Federated shall notify the Series in writing, whereupon such Portfolio shall become a Subject Portfolio hereunder.

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      (c) Incumbency Certificates. Federated shall furnish to JHLICO,
          -----------------------
immediately upon execution of this Agreement, a certificate of a senior officer of Federated setting forth (by name and title, and including specimen signatures) those officers and employees of Federated who are authorized to give instructions for the Subject Portfolio pursuant to the provisions of this Agreement. Federated shall promptly provide supplemental certificates in connection with each additional Subject Portfolio (if any) and further supplemental certificates, as needed, to reflect all changes with respect to such authorized officers and employees for any Subject Portfolio. On behalf of the Series, JHLICO shall instruct the custodian for the Subject Portfolio to accept instructions with respect to the Subject Portfolio from the officers and employees of Federated so named.

      (d) Independent Contractor. Federated shall for all purposes herein be
          ----------------------
deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Series.

      (e) Federated's Representations. Federated represents, warrants and agrees
          ---------------------------
(i) that it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and that it will remain so registered and will comply with the requirements of said Act, and the rules and regulations thereunder, at all times while this Agreement remains in effect, (ii) that it will promptly notify JHLICO if the foregoing representation and agreement shall cease to be true in any material respect at any time during the term of this Agreement,
(iii) that it will promptly notify JHLICO of any material change in the ownership of Federated, or of any change in the identity of the personnel who manage the Subject Portfolio, (iv) that it has adopted a code of ethics complying with the requirements of Section 17(j) and Rule 17j-1 under the 1940 Act and has provided true and complete copies of such code to the Series and to JHLICO, and has adopted procedures designed to prevent violations of such code,
(v) that it has furnished the Series and JHLICO each with a copy of Federated's Form ADV, as most recently filed with the Securities and Exchange Commission ("SEC"), and will promptly furnish copies of each future amendment thereto; and
(vi) that it presently maintains, and shall continue to maintain as long as this Agreement is in effect, sufficient Directors & Officers, Errors & Omissions and fidelity bond insurance coverages to provide coverage to JHLICO, the Series and the Subject Portfolio for any claims or losses arising from, or in connection with, the activities of Federated and its officers and employees with respect to the Subject Portfolio .

2.  PROVISION OF INVESTMENT MANAGEMENT SERVICES.

         Federated will provide for the Subject Portfolio a continuing and suitable investment program consistent with the investment objectives, policies, guidelines and restrictions of said Portfolio, as established by the Series and JHLICO. From time to time, JHLICO or the Series may provide Federated with additional or amended investment policies, guidelines and restrictions with reasonable advance notice where feasible. Federated, as sub-investment manager, will manage the investment and reinvestment of the assets in the Subject Portfolio, and perform the functions set forth below, (i) subject to the overall supervision, direction, control and review of JHLICO and the Board of Trustees of the Series, and (ii) consistent with the applicable investment objectives, policies, guidelines and restrictions, the provisions of the

                                      -2-
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Series' Declaration of Trust, By-laws, prospectus, statement of additional information (each as in effect from time to time and provided to Federated by JHLICO), the 1940 Act and all other applicable laws and regulations (including any applicable investment restrictions imposed by state insurance laws and regulations or any other directions or instructions delivered to Federated in writing by JHLICO or the Series from time to time, such directions or instructions to be provided in advance to Federated where feasible).
By its signature below, Federated acknowledges receipt of a copy of the Series' Declaration of Trust, By-laws, prospectus, and statement of additional information, each as in effect on the date of this Agreement.

      Federated will, at its own expense:

      (a) advise the Series in connection with investment policy decisions to be made by its Board of Trustees or any committee thereof regarding the Subject Portfolio and, upon request, furnish the Series with research, economic and statistical data in connection with said Portfolio's investments and investment policies;

      (b) submit such reports and information as JHLICO or the Series' Board of Trustees may reasonably request, to assist the custodian in its determination of the market value of securities held in the Subject Portfolio;

      (c) place orders for purchases and sales of portfolio investments for the Subject Portfolio and, in connection therewith, execute any and all documents as attorney-in-fact for the Subject Portfolio as may reasonably be necessary, desireable, or convenient;

      (d) give instructions to the Subject Portfolio's custodian concerning the delivery of securities and transfer of cash for the Subject Portfolio;

      (e) maintain and preserve the records relating to its activities hereunder required by the 1940 Act to be maintained and preserved by the Series, to the extent not maintained by the custodian, transfer agent or JHLICO;

      (f) at or prior to the close of business each day, provide JHLICO and the custodian with trade information for each transaction effected for the Subject Portfolio, and promptly provide to the custodian information on all brokerage or dealer confirmations;

      (g) as soon as practicable following the end of each calendar month, provide JHLICO with information on all transactions effected for the Subject Portfolio during the month, a summary listing all investments held in such Portfolio as of the last day of the month, and such other information as JHLICO may reasonably request in connection with the accounting services that JHLICO provides for the Subject Portfolio; and

      (h) absent specific instructions to the contrary provided to it by JHLICO and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Subject Portfolio in accordance with Federated's proxy voting policy as most recently provided to JHLICO.

                                      -3-
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      On its own initiative, Federated will apprise JHLICO and the Series of important political and economic developments materially affecting the marketplace or the Subject Portfolio, and will furnish JHLICO and the Series' Board of Trustees from time to time such information as is appropriate for this purpose. Federated will also make its investment personnel available in Boston, Massachusetts or other reasonable locations as often as semi-annually to discuss the Subject Portfolio and Federated's routine management thereof. Federated will also make qualified personnel available in Boston or other reasonable locations upon reasonable request to educate JHLICO sales personnel with respect thereto, and for such other purposes as the Series or JHLICO may request.

      The Series and JHLICO will provide timely information to Federated regarding such matters as purchases and redemptions of shares in the Subject Portfolio and the cash requirements of, and cash available for investment in, the Subject Portfolio. JHLICO will timely provide Federated with monthly accounting statements for the Subject Portfolio, and such other information (including, without limitation, reports concerning the classification of Subject Portfolio securities for purposes of Subchapter M of the Internal Revenue Code and Treasury Regulations Section 1.817) as may be reasonably necessary or appropriate in order for Federated to perform its responsibilities hereunder.

3.    ALLOCATION OF EXPENSES.

      Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Series specifically agrees to assume the expense of:

      (a) brokerage commissions for transactions in the portfolio investments of the Series and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

      (b) custodian fees and expenses;

      (c) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Series to federal, state or other governmental agencies; and

      (d) interest payable on the Series' borrowings.

Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Series and JHLICO in the Investment Management Agreement or any other agreement to which they are parties.

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4.    SUB-ADVISORY FEES.

      For all of the services rendered with respect to the Subject Portfolio as herein provided, JHLICO shall pay to Federated a fee (for the payment of which the Series shall have no obligation or liability), based on the Current Net Assets of the Subject Portfolio, as set forth in Schedule I attached hereto and made a part hereof. Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Subject Portfolio during any calendar month, the fee with respect to such Portfolio accrued to but excluding the date of termination shall be paid promptly following such termination. For purposes of computing the amount of advisory fee accrued for any day, "Current Net Assets" shall mean the Subject Portfolio's net assets as of the most recent preceding day for which the Subject Portfolio's net assets were computed.

5.    PORTFOLIO TRANSACTIONS.

      In connection with the investment and reinvestment of the assets of the Subject Portfolio, Federated will place purchase and sell orders for the Subject Portfolio with or through such banks, brokers, dealers or other firms dealing in securities ("Brokers") as it determines, which may include Brokers that are affiliated persons of Federated, provided such orders are exempt from the provisions of Section 17(a), (d) and (e) of the 1940 Act. Federated is authorized to select the Broker that will execute purchase and sale transactions for the Portfolio and to use its best efforts to obtain the best available price and most favorable execution in relation to the services received on behalf of the Portfolio with respect to all such purchases and sales of portfolio securities for said Portfolio. Federated shall maintain records adequate to demonstrate compliance with this requirement. Subject to this primary requirement, and maintaining as its first consideration the benefits to the Subject Portfolio and its shareholders, Federated shall have the right subject to the control of the Board of Trustees, and to the extent authorized by the Securities Exchange Act of 1934, to follow a policy of selecting Brokers who furnish brokerage and research services to the Subject Portfolio or to Federated, and who charge a higher commission rate to the Subject Portfolio than may result when allocating brokerage solely on the basis of seeking the prices which are advantageous to the Subject Portfolio; provided, however, that any
                                                 -----------------
such higher commission rate shall be reasonable and no less advantageous to the subject Portfolio than it is to other accounts managed or sub-advised by Federated . Federated shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided to the Subject Portfolio and JHLICO. In selecting Brokers, Federated may also consider the reliability, integrity and financial condition of the Broker, and the size of and difficulty in executing the order.

      Federated will not receive any tender offer solicitation fees or similar payments in connection with the tender of investments of any Portfolio.

6.    OWNERSHIP OF INFORMATION, RECORDS, AND CONFIDENTIALITY.

      The Series shall own and control all records maintained hereunder by Federated on the Series' behalf and, in the event of termination of this Agreement with respect to any Portfolio for any reason, all records relating to that Portfolio shall be promptly returned to the Series, free

                                      -5-
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from any claim or retention of rights by Federated, provided that (subject to the last paragraph of this Section 6) Federated may retain copies of such records. Federated also agrees, upon request of the Series, promptly to surrender such books and records or, at its expense, copies thereof, to the Series or to make such books and records available for audit or inspection: (a) by representatives of regulatory authorities; or (b) during normal business hours, upon reasonable notice, by other persons reasonably designated by the Series. Federated further agrees to maintain, prepare and preserve such books and records in accordance with the 1940 Act and rules thereunder, including but not limited to Section 31 and Rules 31a-1 and 31a-2, to the extent such records are not maintained by the custodian, transfer agent or JHLICO, and to supply all information requested by any securities and insurance regulatory authorities to determine whether all securities and insurance laws and regulations are being complied with. Federated shall supply the Board of Trustees and officers of the Series and JHLICO with all statistical information regarding investments which is reasonably required by them and reasonably available to Federated.

      Federated shall not disclose or use any records or information obtained pursuant hereto in any manner whatsoever except as expressly authorized herein, and will keep confidential any information obtained pursuant hereto, and disclose such information only if the Series has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

7.    LIABILITY; STANDARD OF CARE.

      No provision of this Agreement shall be deemed to protect Federated or JHLICO against any liability to the Series or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement or the Investment Management Agreement; or any failure to comply with section 1(e)(i), (ii), (iii), (iv) or
(vi) of this Agreement. Nor shall any provision hereof be deemed to protect any trustee or officer of the Series against any such liability to which he or she might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of his or her duties or the reckless disregard of his or her obligations and duties. Federated shall employ only qualified personnel to manage the Subject Portfolio; shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the investment objectives, policies, guidelines and restrictions of the Subject Portfolio and with the provisions of the Series' Declaration of Trust, By-laws, prospectus and statement of additional information or any supplements thereto; shall manage the Subject Portfolio (subject to the receipt of, and based upon the information contained in, periodic reports from JHLICO or the custodian concerning the classification of Portfolio securities for such purposes) as a regulated investment company in accordance with subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations Section 1.817-5(b); shall act at all times in the best interests of the Series; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. However, Federated shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any

                                      -6-
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representation or warranty that any level of investment performance or level of investment results will be achieved.

      In the absence of willful misfeasance, bad faith or gross negligence on the part of Federated, or reckless disregard by Federated of its obligations and duties hereunder, or any failure to comply with section 1(e)(i), (ii), (iii),
(iv) or (vi) of this Agreement, Federated shall not be subject to any liablity to JHLICO, the Subject Portfolio, the Series, any shareholder of the Subject Portfolio, or to any person, firm or organization. Without limiting the foregoing, Federated shall not have any liability whatsoever for any investment losses incurred by a Subject Portfolio, or arising from transactions by a Subject Portfolio, prior to the date on which Federated assumes responsibility for the management of the Subject Portfolio's securities portfolio, except to the extent Federated's activities contribute to such losses.

      JHLICO, the Series, and the subject Portfolio are hereby expressly put on notice of the limitation of liability as set forth in the Declaration of Trust of Federated and agree that the obligations assumed by Federated pursuant to this Agreement will be limited in any case (except as otherwise provided in section 1(e)(vi) of this Agreement) to Federated and its assets; and JHLICO, the Series, and the Subject Portfolio shall not seek satisfaction of any such obligation (except as may be otherwise required to effect section 1(e)(vi) of this Agreement) from the shareholders trustees officers, or employees of Federated, or any of them.

8.    PRICING

      JHLICO, the Series and the Subject Portfolio hereby acknowledge that Federated is not responsible for pricing portfolio Securities and that JHLICO, the Series, the subject Portfolio will rely on the pricing agent of the Series for prices of Securities for any purposes. Federated shall comply with the fair pricing procedures of the Series as provided to Federated from time to time.

9.    DURATION AND TERMINATION OF THIS AGREEMENT.

      (a) Duration. This Agreement shall become effective with respect to the
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Subject Portfolio on June 1, 2000 and, with respect to any additional Subject
Portfolio, on the date of receipt by the Series of notice from Federated in accordance with Paragraph 1(b) hereof that it is willing to serve with respect to such Portfolio. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof with respect to the initial Subject Portfolio and, with respect to each additional Subject Portfolio, until two years following the date on which such Portfolio becomes a Subject Portfolio hereunder, and shall continue in full force and effect thereafter with respect to each Subject Portfolio only so long as such continuance with respect to any such Portfolio is specifically approved at least annually (a) by either the Board of Trustees of the Series or by vote of a majority of the outstanding voting shares of such Portfolio, and (b) in either event by the vote of a majority of the Board of Trustees of the Series who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval.

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      Any approval of this Agreement by the holders of a majority of the outstanding shares of any Subject Portfolio shall be effective to continue this Agreement with respect to any such Portfolio notwithstanding (A) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Portfolio affected hereby, and (B) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Series, unless such approval shall be required by any other applicable law or otherwise. The terms "assignment," "vote of a majority of the outstanding shares" and "interested person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and rules thereunder.

      (b) Termination. This Agreement may be terminated with respect to any
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Subject Portfolio at any time, without payment of any penalty, by the Series pursuant to a vote of the Trustees of the Series or a vote of a majority of the outstanding shares of such Portfolio, which termination shall be effective immediately upon delivery of written notice thereof to Federated and JHLICO. This Agreement may be terminated by Federated on at least ninety days' prior written notice to the Series and JHLICO, and may be terminated by JHLICO on at least ninety days' prior written notice to the Series and Federated.

     (c) Automatic Termination. This Agreement shall automatically and
         ---------------------
immediately terminate in the event of its assignment or if the Investment Management Agreement is terminated.

10.  SERVICES NOT EXCLUSIVE; USE OF FEDERATED'S NAME AND LOGO.

      The services of Federated to the Series are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that partners, officers and employees of Federated and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment companies, whether or not registered, and other investment advisory clients.

      During the term of this Agreement, subject to Federated's consent (which consent shall not be unreasonably withheld and which may be presumed unless an objection is made to a proposed use as hereinafter provided), JHLICO and the Series shall have the non-exclusive and non-transferable right to use Federated's name and logo in all materials relating to the Subject Portfolio, including all prospectuses, proxy statements, reports to shareholders, sales literature and other written materials prepared for distribution to shareholders of the Series or the public. However, prior to printing or distributing of any materials which refer to Federated, JHLICO shall consult with Federated and shall furnish to Federated a copy of such materials. Federated agrees to cooperate with JHLICO and to review such materials within a reasonable period of time following receipt. JHLICO shall not print or distribute such materials if Federated reasonably objects in writing, within five (5) business days of its receipt of such copy (or such other time as may be mutually agreed), to the manner in which its name and logo are to be used.

11.  AVOIDANCE OF INCONSISTENT POSITION.

      In connection with the purchase and sale of portfolio securities of the Subject Portfolio, Federated and its partners, officers and employees will not act as principal or agent or receive any commission. Nothing in this Agreement, however, shall preclude the combination of orders for the sale or purchase of portfolio securities of the Subject Portfolio with those for other accounts managed by Federated or its affiliates, if orders are allocated in a manner deemed equitable by Federated among the accounts and at a price approximately averaged.

12.  AMENDMENT.

      No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing. No amendment of this Agreement shall be effective with respect to any Portfolio until approved specifically by (a) the Board of Trustees of the Series, or by vote of a majority of the outstanding shares of that Portfolio, and (b) by vote of a majority of those trustees of the Series who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

13.  LIMITATION OF LIABILITY.

      It is expressly agreed that the obligations of the Series hereunder shall not be binding upon any of the trustees, shareholders, officers, agents or employees of the Series personally, but only bind the trust property of the Series, as provided in the Series' Declaration of Trust.

14.  NOTICES

      Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

      SUB-INVESTMENT MANAGER:       Federated Investment Management Company
                                    Federated Investors Tower
                                    1001 Liberty Avenue
                                    Pittsburgh, Pennsylvania 15222-3779
                                    Attention:  Carol Kayworth
                                    Fax #: (412) 288-7747

              JHLICO:               John Hancock Life Insurance Company
                                    200 Clarendon Street
                                    P.O. Box 111
                                    Boston, MA  02117
                                    Attention:  Raymond F. Skiba
                                    Fax #:  617-375-4835

              SERIES:               John Hancock Variable Series Trust I
                                    200 Clarendon Street
                                    P.O. Box 111
                                    Boston, MA  02117
                                    Attention:  Raymond F. Skiba
                                    Fax #:  617-375-4835
15.  GOVERNING LAW.

      This agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act and rules thereunder.

16.  ASSIGNMENT.

      This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of the other parties; provided, however, that any assignment that results in a change of actual control or management of the sub-investment manager or of the investment manager of the Subject Portfolio (within the meaning of Rule 2a-6 under the 1940 Act) shall terminate this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

ATTEST:                                     JOHN HANCOCK VARIABLE SERIES
                                            TRUST I


                                            By:_________________________
---------------------
                                            Name: Michele G. Van Leer
                                            Title: Chairman

ATTEST:                                     JOHN HANCOCK LIFE INSURANCE
                                            COMPANY


                                            By:_________________________
---------------------
                                            Name: Robert R. Reitano
                                            Title: Vice President

ATTEST:                                     FEDERATED INVESTMENT MANAGEMENT
                                            COMPANY


                                            By:_________________________
---------------------
                                            Name:  J. Christopher Donahue
                                            Title:   President

                                     -11-
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                                   SCHEDULE I

                                      FEES



Current Net Assets Under Management          Sub-Advisory Fee
-----------------------------------          ----------------

On the first $50,000,000                     40 basis points (0.40%) per annum

On the next $200,000,000                     25 basis points (0.25%) per annum

On the next $250,000,000                     20 basis points (0.20%) per annum

On amounts over $500,000,000                 15 basis points (0.15%) per annum